Exhibit 24(b)(8.188)

P A R N A S S U S  F U N D S  D I S T R I B U T O R

1 Market Street I Suite 1600 / San Francisco, CA 94105 I (415) 778-0200

www.parnassus.com

Second Amendment to the

Selling and Services Agreement and Fund Participation Agreement

This Second Amendment dated as of October 17, 2017 by and among Voya Retirement Insurance and Annuity Company (formerly “ING Life Insurance and Annuity Company”), Voya Financial Partners, LLC (formerly “ING Financial Advisers, LLC”), Voya Institutional Plan Services, LLC (formerly “ING Institutional Plan Services, LLC”) (collectively, “Voya”) and Parnassus Funds Distributor (“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”) is made to the Selling and Services Agreement and Fund Participation Agreement dated as of September 1, 2008 and the First Amendment thereto, dated as of May 5, 2011.

WHEREAS, the parties wish to revise the List of Funds available under the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in the Agreement, the parties agree as follows:

1.         The List of Funds is hereby deleted in its entirety and replaced with the following.

LIST OF FUNDS

Fund	Share Class	Ticker	CUSIP	Fund ID	Tax ID	Date Est.	Revenue Share
Parnassus Fund	Investor Shares	PARNX	701765109	1001	94-6579180	12/31/84	xxbps

Parnassus Fund	Institutional Shares*	PFPRX	701765307	1010	94-6579180	5/01/15	xxbps

Parnassus Core Equity Fund	Investor Shares	PRBLX	701769101	1002	94-6633178	8/31/92	xxbps

Parnassus Core Equity Fund	Institutional Shares*	PRILX	701769408	1008	94-6633178	4/28/06	xxbps

Parnassus Endeavor Fund	Investor Shares	PARWX	701765869	1005	54-2169234	4/29/05	xxbps

Parnassus Endeavor Fund	Institutional Shares*	PFPWX	701765406	1011	54-2169234	5/01/15	xxbps

Parnassus Mid Cap Fund	Investor Shares	PARMX	701765885	1006	20-2402599	4/29/05	xxbps

Parnassus Mid Cap Fund	Institutional Shares*	PFPMX	701765505	1012	20-2402599	5/01/15	xxbps

P A R N A S S U S F U N D S D I S T R I B U T O R 1 Market Street I Suite 1600 / San Francisco, CA 94105 I (415) 778-0200 www.parnassus.com

Parnassus Asia Fund	Investor Shares	PAFSX	701765208	1009	46-2180569	4/30/13	xxbps

Parnassus Asia Fund	Institutional Shares*	PFPSX	701765604	1013	46-2180569	5/01/15	xxbps

Parnassus Fixed Income Fund	Investor Shares	PRFIX	701769200	1003	94-6633176	8/31/92	xxbps

Parnassus Fixed Income Fund	Institutional Shares*	PFPLX	701765703	1014	94-6633176	5/01/15	xxbps

*Institutional minimum investment is $100,000; the minimum is waived for retirement plan business

All subsequent and additional series or classes of shares of the Parnassus Funds and the Parnassus Income Funds trusts shall also be covered under the terms of this Service Agreement.  The fees apply only to the Plans for which Recordkeeper provides services.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY	DISTRIBUTOR

By:	/s/Elizabeth Schroeder	By:	/s/William Fraser
Name:	Elizabeth Schroeder	Name:	William Fraser
Title:	Vice President	Title:	Director of Shareholder Services

VOYA FINANCIAL PARTNERS, LLC

By:	/s/Elizabeth Schroeder
Name:	Elizabeth Schroeder
Title:	Vice President

VOYA INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/Elizabeth Schroeder
Name:	Elizabeth Schroeder
Title:	Vice President